Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of              (the “Effective Date”), is entered between LIZHI INC., an exempted company with limited liability under the laws of the Cayman Islands (the “Company”) and             (the “Executive”).

WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive will be employed by the Company in accordance with the terms and conditions stated below; and

WHEREAS, it is understood that an employment agreement and a non-competition agreement have been entered into by and between a subsidiary or affiliate entity of the Company on one hand and the Executive on the other hand (collectively, the “PRC Agreement”).

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1

EMPLOYMENT, DUTIES AND RESPONSIBILITIES

Section 1.01. Employment. The Executive shall serve as the             of the Company. The Executive hereby accepts such employment and agrees to devote substantially all of the Executive’s time and efforts to promoting the interests of the Company.

Section 1.02. Duties and Responsibilities. Subject to the supervision of and direction by the Board of Directors of the Company, the Executive shall perform such duties as are similar in nature to those duties and services customarily associated with the positions set forth above.

Section 1.03. Base of Operation. The Executive’s principal base of operation for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company in Guangzhou, the People’s Republic of China (“PRC”), and at such other places as shall from time to time be reasonably necessary to fulfill the Executive’s obligations hereunder.

ARTICLE 2

TERM

Section 2.01. Term. (a) The term of this Agreement (the “Term”) shall be specified in the PRC Agreement. Both parties agree that if the PRC Agreement is terminated for any reasons pursuant to the terms therein, this Agreement shall also be terminated unless mutually agreed by both parties.

(b)    The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement nor the performance of the Executive’s duties hereunder violates or will violate the provisions of any other agreement to which the Executive is a party or by which the Executive is bound.

(c)    If the PRC Agreement is terminated pursuant to the terms therein, the employment between the Executive and the Company pursuant to this Agreement shall also be terminated unless mutually agreed by both parties.

ARTICLE 3

COMPENSATION AND EXPENSES

Section 3.01. Salary And Benefits. The Executive’s salary and benefits shall be determined by the Company and shall be specified in the PRC Agreement. Unless otherwise provided in such PRC Agreement, the Executive’s salary and benefits are subject to annual review and adjustment by the Company or the Company’s designated subsidiary or affiliate entity.

Section 3.02 Expenses. The Company or the Company’s designated subsidiary or affiliate entity will reimburse the Executive for reasonable documented business-related expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder during the Term, subject, however, to the policies relating to business-related expenses of the Company or the Company’s designated subsidiary or affiliate entity as in effect from time to time during the Term, provided that, the Executive shall provide to the Company with all appropriate receipts and vouchers.

Section 3.03 Payer of Compensation. Subject to the terms and conditions as set forth in the PRC Agreement, all compensation, salary, benefits and remuneration in this Agreement may be paid by the Company or any of its subsidiaries or affiliated entities, as decided by the Company in its sole discretion.

ARTICLE 4

EXCLUSIVITY, NON-COMPETE, CONFIDENTIALITY AND NO SOLICITATION

Section 4.01. Exclusivity. The Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. The Executive agrees that the Executive will devote substantially all of the Executive’s working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. The Executive agrees that all of his activities as an employee of the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement and the PRC Agreement.

Section 4.02. Non-Compete, Confidentiality and No Solicitation.

(a) Non-compete. During Executive’s employment with the Company and until one (1) year after Executive’s termination of employment with the Company for any reason, Executive shall not, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, provide Company information to, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the business or otherwise competes with the Company’s business in any geographic location in which the Company conducts or is reasonably expected to conduct its business; provided, however, that such restrictions shall not restrict the acquisition by an Executive, directly or indirectly, of less than five percent (5%) of the outstanding share capital of any publicly traded company in competition with the Company or its affiliated entities, provided that the Executive does not otherwise participate in the business of such corporation.

(b) Confidentiality. Throughout the course of the Executive’s employment with the Company and thereafter, the Executive shall keep in strict confidence and not to use all non-public information relating to the business, financial condition and other aspects of the Company, including but not limited to trade secrets, business methods, products, processes, procedures, development or experimental projects, plans, service providers, customers and users and such non-public information of the customers, users and suppliers of the Company, and except as authorized by the Company, may not disclose or provide to any person, firm, corporation or entity such non-public information, and may not use such non-public information for any purpose other than to fulfill his responsibilities in the best interest of the Company. The Executive shall also comply with the Company’s corporate policies and any other agreements on confidentiality that the Executive may enter into with the Company or any of its subsidiaries or affiliated entities. This provision and such other confidentiality policies and agreements are hereinafter collectively referred to as the “Confidentiality Terms.” The Executive shall comply with the Confidentiality Terms throughout the course of the Executive’s employment with the Company pursuant to this Agreement and at all times thereafter.

(c) No Solicitation. During Executive’s employment with the Company and until one (1) year after Executive’s termination of employment with the Company for any reason, Executive shall not, directly or indirectly, solicit or entice away or endeavor to solicit or entice away (a) any person who is or has been at any time a streamer of the Company or any of its subsidiaries or affiliated entities, including streamers managed through talent agencies, (b) any person who is or has been at any time a customer of the Company or any of its subsidiaries or affiliated entities for the purpose of offering to such customer goods or services similar to or competing with those offered by the Company or any of its subsidiaries or affiliated entities, (c) any person who is or has been at any time a supplier or licensor or customer of the Company or any of its subsidiaries or affiliated entities for the purpose of inducing any such person to terminate its business relationship with the Company or any of its subsidiaries or affiliated entities, or (d) any director, officer, consultant or employee of the Company or any of its subsidiaries or affiliated entities.

(d) Notwithstanding anything to the foregoing, to the extent there is any inconsistency between the non-compete, confidentiality and no solicitation clauses in this Agreement and the PRC Agreement, the terms of this Agreement shall prevail.

ARTICLE 5

TERMINATION

Section 5.01. Termination by the Company. The Company shall have the right to terminate the Executive’s employment at any time with “Cause” without any advance notice pursuant to the terms hereof. For purposes of this Agreement, “Cause” shall have the meanings ascribed to it in the PRC Agreement. For purposes of this Section 5.01, no act or failure to act, on the part of the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the act or omission of the Executive was in the best interest of the Company. The Company may also terminate the Executive’s employment at any time with or without Cause by giving a 30 days’ advance notice in writing.

Section 5.02. Termination by the Executive. The Executive shall have the right to terminate this Agreement at any time by giving a 30 days’ advance notice in writing pursuant to the terms hereof. If the Executive terminates the employment under this Section 5.02, the Company is not obliged to pay to the Executive any financial compensation for such termination.

Section 5.03. Death. In the event the Executive passes away during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of the Executive’s death.

Section 5.04. Effect of Termination. (a) In the event of termination of the Executive’s employment, whether before or after the Term, by either party for any reason, or by reason of the Executive’s death, the Company shall pay to the Executive (or his beneficiary in the event of his death) any base salary or other compensation earned but not paid to the Executive prior to the effective date of such termination. All other benefits due the Executive following the Executive’s termination of employment shall be determined in accordance with the plans, policies and practices of the Company.

(b) In the event of termination of the Executive’s employment by the Company other than for Cause, the Company shall pay to the Executive any additional amount as provided by applicable law.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Benefit Assignment; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

Section 6.02. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, national overnight courier, or email. In the case of the Company, to the office or email account of the Head of Human Resources; and in the case of the Executive, to the address or email account appearing on the employment records of the Company, from time to time. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

Section 6.03. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding between the Executive and the Company with respect to the terms and conditions of the Executive’s employment with the Company during the Term and supersedes any and all prior agreements and understandings, other than the PRC Agreement, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. Unless expressly specified otherwise, nothing in this Agreement shall be construed as limiting or affecting the validity and effectiveness of any clause in the PRC Agreement. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

Section 6.04. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 6.05. Headings. The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 6.06. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Hong Kong.

Section 6.07. Agreement To Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

Section 6.08. Arbitration. Any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted to arbitration in Hong Kong, in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. The arbitrator shall have no authority to award reasonable attorney’s fees to any party in any dispute subject to this Section 6.08. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

Section 6.09. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

Section 6.10. Severability. The invalidity or unenforceability of any particular provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. Notwithstanding the foregoing, if any such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid or unenforceable in any jurisdiction in which enforcement of such provision is sought, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 6.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 6.12. Corporate Authorization. The Company hereby represents that the execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company, and that the Chairman of its Board of Directors has the requisite authority to bind the Company hereby.

Section 6.13. Withholding. All payments to the Executive hereunder shall be subject to withholding to the extent required by applicable law.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

LIZHI INC.

By:	/s/ Jinnan (Marco) Lai
Name:	Jinnan (Marco) Lai
Title:	Chief Executive Officer and Director

EXECUTIVE

Name:
Title: